Exhibit 99.1

Contact: Carl J. Crosetto GSC Group 973-437-1007

Roland Tomforde Broadgate Consultants, LLC 212-232-2222

FOR IMMEDIATE RELEASE

GSC Acquisition Company Announces Anticipated Expiration and Distribution of Assets

New York, NY – June 23, 2009 - GSC Acquisition Company (NYSE Amex, Units: GGA.U, Common Stock: GGA, Warrants: GGA.WS) (the “Company”) today announced that, in accordance with its amended and restated certificate of incorporation and applicable law, its corporate existence will terminate on June 25, 2009.

The Company also announced that its board of directors on June 22, 2009, adopted a plan of distribution to become effective on June 25, 2009.  In accordance with the plan of distribution, the Company will instruct American Stock Transfer & Trust Company, the trustee of the trust account established in connection with the Company’s initial public offering, to distribute the proceeds of the trust account (net of $75,000 of accrued interest to be disbursed to the Company to pay certain expenses associated with the Company’s expiration and winding up) to the Company’s public stockholders following the termination of the Company’s existence.  Payable upon presentation, distributions will be made to holders of shares of the Company’s common stock that were issued in the initial public offering.  Stockholders whose stock is held in “street name” through a broker will automatically receive payment through the Depository Trust Company. The distribution is expected to be approximately $9.81 per share.

In accordance with the Company’s amended and restated certificate of incorporation and the terms of its initial public offering, no payments will be made in respect of the Company’s outstanding warrants (which will expire worthless on June 25, 2009) or to any of the Company’s initial stockholders with respect to the shares owned by them prior to the initial public offering.  In addition, the underwriters of the Company’s initial public offering will forfeit any rights or claims to their deferred underwriting discounts and commissions held in the trust account.

NYSE Amex is expected to suspend the trading, and the Company’s transfer agent will be instructed to cease recording transfers, of the Company’s units, common stock and warrants on June 25, 2009.  The Company intends to submit a Certification of Termination of Registration on Form 15 to the Securities and Exchange Commission for the purpose of deregistering its securities under the Securities Exchange Act of 1934, as amended.

Any further questions regarding the distribution should be directed to Shareholder Services at American Stock Transfer & Trust Company at (800) 937-5449 or (718) 921-8124.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements.  Statements that are not historical facts, including statements about beliefs and expectations, are forward-looking statements.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events.  The factors that could cause actual results to differ from forward-looking statements contained herein include the risks and uncertainties set forth in the Company’s filings with the U.S. Securities and Exchange Commission (available at www.sec.gov).

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